UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 16, 2014 (January 15, 2014)

American Realty Capital Global Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-177563	45-2771978
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor

New York, New York 10022

(Address, including zip code, of Principal Executive Offices)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

GE Aviation Office and Warehouse Facility

Following the completion of its due diligence review of an office and warehouse facility leased to GE Aviation Systems, LLC located in Grand Rapids, Michigan (the “GE Aviation Property”), American Realty Capital Global Trust, Inc. (the “Company”) finalized the prerequisite conditions to acquire, and subsequently acquired, the fee simple interest in the GE Aviation Property on January 15, 2014 through a wholly owned subsidiary of its operating partnership. Pursuant to the terms of the sale and purchase agreement dated September 3, 2013, as amended (the “Sale and Purchase Agreement”), the obligations of which were assumed by the Company on January 15, 2014 from the parent of its sponsor, the Company’s obligation to close upon the acquisition was subject to the satisfactory completion of a due diligence review of the GE Aviation Property, among other conditions. The Sale and Purchase Agreement contains customary representations and warranties by the seller.

The description of the GE Aviation Property set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

GE Aviation Office and Warehouse Facility

On January 15, 2014, the Company, through a wholly owned subsidiary of its operating partnership, closed the acquisition of the fee simple interest in the GE Aviation Property for a contract purchase price of $38.9 million, exclusive of closing costs. The seller, Tower Partners, LLC, had no material relationship with the Company and the acquisition was not an affiliated transaction. The Company purchased the GE Aviation Property using (i) available cash on hand from the Company’s ongoing initial public offering in the amount of $20.4 million and (ii) a drawdown of $18.5 million on its unsecured revolving credit facility with JPMorgan Chase Bank, N.A., as described in Item 2.03 of this Current Report on Form 8-K.

The GE Aviation Property contains 369,000 rentable square feet and is 100% leased to GE Aviation Systems, LLC, a world-leading provider of commercial and military jet engines and components as well as avionics, electric power and mechanical systems for aircraft. GE Aviation Systems, LLC is a subsidiary of General Electric Company (NYSE: GE), which is the guarantor of the lease and carries an investment grade credit rating as determined by major credit rating agencies.

The original lease has an approximate 12-year term, which commenced in July 2013 and terminates in December 2025, with rental increases of 5.5% every three years. The lease also provides the tenant with the option to renew the lease term for two additional five-year periods at rental rates agreed to with the tenant or determined by appraisers at the time of such renewals. The lease is net, whereby the tenant is required to pay substantially all operating expenses, excluding costs to maintain and repair the roof and structure, in addition to base rent. The annualized straight line rental income for the GE Aviation Property is $2.8 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 15, 2014, the Company, through an indirect wholly owned subsidiary of its operating partnership, drew down $18.5 million from its existing credit facility with JPMorgan Chase Bank, N.A. in connection with the acquisition of the GE Aviation Property.

A description of the credit facility was included in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 30, 2013. Such description is a summary and is qualified in its entirety by the terms of the credit agreement relating to the credit facility, which was filed with the SEC as Exhibit 10.17 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 on August 13, 2013 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired (Lessees)

Set forth in this Item 9.01(a) are summary audited and interim financial statements of the guarantor of the lessee, General Electric Company, as described under Item 2.01 of this Current Report on Form 8-K.

General Electric Company currently files its financial statements in reports filed with the SEC and the following summary financial data regarding General Electric Company are taken from such filings:

	Nine Months Ended September 30,	Fiscal Year Ended December 31,
(Amounts in Millions)	2013 (Unaudited)	2012 (Audited)	2011 (Audited)	2010 (Audited)
Statements of Earnings
Total revenues and other income	$105,858	$147,359	$147,288	$149,567
Earnings from continuing operations before income taxes	11,463	17,406	20,257	14,187
Net earnings (loss) attributable to GE common shareowners	9,851	13,641	13,120	11,344

(Amounts in Millions)	September 30, 2013 (Unaudited)	December 31, 2012 (Audited)	December 31, 2011 (Audited)	December 31, 2010 (Audited)
Statements of Financial Position
Total assets	$661,438	$685,328	$718,189	$747,793
Short-term borrowings	80,496	101,392	137,611	117,959
Total liabilities	532,393	556,858	600,055	623,595
Total shareholders’ equity	129,045	128,470	118,134	124,198

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

Date: January 16, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors